Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: April 20, 2006

Current News
First Quarter: Continental today reported a first quarter 2006 net loss of $66 million ($0.76 diluted loss per share). Excluding a net loss from special items of $20 million, Continental recorded a net loss of $46 million ($0.53 per diluted share).

Significant revenue improvements and savings from wage and benefit reductions and other cost reduction measures resulted in a first quarter operating profit of $11 million, Continental's first operating profit for a first quarter since 2001.

During the quarter, Continental's flight attendants ratified a new collective bargaining agreement. The agreement, when combined with previously announced pay and benefit reductions of other work groups, will achieve substantially all of the $500 million in run-rate cost savings benefits that the Company targeted.

On April 18, 2006, Continental announced that it selected Chautauqua Airlines to operate up to 69 regional jets that will be withdrawn from its capacity purchase agreement with ExpressJet. ExpressJet is required to notify Continental by September 28, 2006, whether it will return any or all of the aircraft to Continental, or continue to sublease the aircraft at increased lease rates from Continental and fly them outside of Continental's hubs under a brand other than Continental Express, as permitted by the capacity purchase agreement. Chautauqua, a subsidiary of Republic Airways Holdings Inc., will operate any aircraft returned by ExpressJet as a second Continental Express carrier at each of Continental's domestic hubs - Newark Liberty, Houston and Cleveland. Continental Airlines will continue to schedule and market all of its regional jet service as it does today.

Advanced Bookings - Six Week Outlook
Mainline advanced bookings for the next six weeks are slightly better than last year. For the second quarter, Continental expects that the mainline load factor will be up 2 - 3 pts yoy on a mainline capacity increase of 10.2%.

Continental expects mainline Domestic second quarter load factor will be up 2.5 - 3.5 points yoy on 4.6% more capacity, with solid yoy yield improvements anticipated.

For the second quarter, the mainline Transatlantic load factor is expected to be up approximately 1 point yoy on a capacity increase of 19.5%, with moderate yoy yield improvements anticipated.

Mainline Latin load factor for the second quarter is expected to be up 4 - 5 points yoy on a capacity increase of 16.5%, with yields anticipated to be about flat yoy.

Mainline Pacific second quarter load factor is expected to be up 4 points yoy on a capacity increase of 13% yoy, with yields anticipated to be about flat yoy.

Regional second quarter load factor is expected to be up 4 - 5 points yoy on a capacity increase of 12.4%, with solid yoy yield improvements anticipated.

2006 Pension Expense and Contributions
Continental estimates its contributions during 2006 to its pension plans will be approximately $258 million. Year-to-date the Company has contributed $97 million to its defined benefit pension plans, of which $6 million was contributed during the first quarter and $91 million was contributed on April 11, 2006.

The Company estimates its non-cash pension expense will be approximately $177 million for the year, which includes the first quarter non-cash settlement charges related to $15 million of lump-sum distributions from the pilot's frozen defined benefit plan. Similar settlement charges are expected for the remainder of 2005 but are not currently estimated.

Stock Option Expense
Continental recorded an $8 million expense associated with its employee stock option plans during the first quarter 2006. The Company expects to record a stock option expense of $5 million for the second quarter and $24 million for the full year 2006.

Cargo, Mail and Other Revenue
Continental estimates cargo, mail and other revenue will be approximately $270 million for the second quarter 2006.

Debt and Capital Leases
Scheduled debt and capital lease principal payments for the second quarter 2006 are estimated to be approximately $83 million.

Fuel Hedges
As of March 31, 2006, Continental had hedged approximately 17% of the expected second quarter fuel requirements, using crude oil swaps, at an average price of $63.56 per barrel.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record income of approximately $26 million for the full year 2006 (approximately $6.5 million per quarter) related to the tax sharing agreement with ExpressJet. For more information regarding this tax sharing agreement, please see our 2005 Form 10-K.

Targeted Cash Balance
Continental anticipates ending the second quarter 2006 with an unrestricted cash and short-term investments balance of between $2.4 and $2.5 billion.

Operating Statistics

2006 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	2nd Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	4.6% 16.5% 19.5% 13.0% 10.2% 12.4% 10.5%	4.9% 12.0% 15.5% 7.5% 8.3% 11.8% 8.7%

2006 Estimate
Load Factor	2nd Qtr.(E)	Full Year(E)
Continental Regional	83 - 84% 78 - 79%	80 - 81% 77 - 78%

2006 Estimate (cents)
Mainline Operating Statistics*	2nd Qtr.(E)	Full Year(E)
CASM Special items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	10.46 - 10.51 - 10.46 - 10.51 3.10 7.36 - 7.41	10.44 - 10.49 0.01 10.45 - 10.50 3.13 7.32 - 7.37

2006 Estimate (cents)
Consolidated Operating Statistics*	2nd Qtr.(E)	Full Year(E)
CASM Special items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	11.29 - 11.34 - 11.29 - 11.34 3.34 7.95 - 8.00	11.31 - 11.36 0.01 11.32 - 11.37 3.38 7.94 - 7.99

*Based on current conditions, the company's most recently prepared internal forecast for the full year 2006 contains an accrual for profit sharing which is reflected in the cost estimates above.  There can be no assurance that the company's forecast will approximate actual results or that the company will earn a profit for 2006.  The Company's accounting for profit sharing expense is a two-step analysis. First, the probability of achieving an annual profit is evaluated based on available information at the time of the evaluation.  Second, if appropriate based upon that evaluation, profit sharing expense is then recorded each month based on the actual cumulative profits that would be earned to date.  Profit sharing expense is not estimated for the entire year with the expense then being smoothed into income ratably through out the year.  Generally, the profit sharing plan provides for a profit sharing pool for eligible employees of 30% of the first $250 million of pre-tax income (as defined in the profit sharing plan), 25% of the next $250 million and 20% thereafter.  An accrual for profit sharing expense during the year is no assurance that the company will earn a profit for that year.  Moreover, the company's internal forecasts are based on numerous assumptions that materially affect the forecast, and there can be no assurance that any assumption will prove to be accurate. Consolidated is defined as mainline plus regional.

2006 Estimate
Fuel Gallons Consumed	2nd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	369 Million 83 Million $2.08	1,462 Million 327 Million $2.08

2006 Estimated Amounts ($Millions)
Selected Expense Amounts	2nd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$248 $189 $96 $64	$995 $756 $388 $257

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses.

Cash Capital Expenditures	2006 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	180 100 45 $325 25 $350

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Second Quarter 2006 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $63 Between $34 - $63 Between $17 - $33 Under $17 Net Loss	87.8 87.8 87.8 87.8 87.8	110.8 106.7 101.7 92.9 87.8	$5.7 $3.2 $1.5 - -

Full Year 2006 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $251 Between $133 - $251 Between $65 - $132 Under $65 Net Loss	88.1 88.1 88.1 88.1 88.1	110.8 106.6 101.6 92.9 88.1	$23.0 $12.8 $6.1 - -

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	2nd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,589	$ 2,601	$ 10,140	$ 10,189
Special Items (a)	-	-	6	6
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 2,589	$ 2,601	$ 10,146	$ 10,195
Aircraft Fuel & Related Taxes	(768)	(768)	(3,041)	(3,041)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	$ 1,821	$ 1,834	$ 7,105	$ 7,154

ASMs (millions)	24,748	24,748	97,114	97,114

Mainline CASM (cents)
CASM-GAAP	10.46	10.51	10.44	10.49
Special Items (a)	-	-	0.01	0.01
CASM Excluding Special Items - Non-GAAP (b)	10.46	10.51	10.45	10.50
Aircraft Fuel & Related Taxes per ASM	3.10	3.10	3.13	3.13
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.36	7.41	7.32	7.37

Consolidated (Mainline plus Regional)	2nd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 3,178	$ 3,192	$ 12,492	$ 12,547
Special Items (a)	-	-	6	6
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 3,178	$ 3,192	$ 12,498	$ 12,553
Aircraft Fuel & Related Taxes	(940)	(940)	(3,721)	(3,721)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	$ 2,238	$ 2,252	$ 8,777	$ 8,832

ASMs (millions)	28,148	28,148	110,495	110,495

Consolidated CASM (cents)
CASM-GAAP	11.29	11.34	11.31	11.36
Special Items (a)	-	-	0.01	0.01
CASM Excluding Special Items - Non-GAAP (b)	11.29	11.34	11.32	11.37
Aircraft Fuel & Related Taxes per ASM	3.34	3.34	3.38	3.38
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.95	8.00	7.94	7.99

Reconciliation of GAAP to Non-GAAP Financial Information

(in millions except per share data)	1st Qtr 2006
GAAP Net Income/(Loss) Adjustments for special items (d) Non-GAAP Income/(Loss) excluding special items (c) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (c)	$ (66) 20 $ (46) 86.7 $ (0.53)

(a) Operating special items for the full year 2006 include a $14 million credit reversal associated with all officers surrendering their restricted stock units that otherwise would have been paid out in the first quarter, a $15 million first quarter settlement charge related to lump-sum pension payments to retiring pilots and a $7 million net reduction of allowances related primarily to negotiated settlements on three leased MD-80 grounded aircraft.

(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

(c) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(d) Special items: During the quarter Continental recorded a net special charge of $20 million, consisting of a $26 million charge for the cumulative effect of an accounting change related to the adoption of FAS123(R), a $14 million credit reversal associated with all officers surrendering their restricted stock units that otherwise would have been paid out in the first quarter, a $15 million first quarter settlement charge related to lump-sum pension payments to retiring pilots and a $7 million net reduction of allowances related primarily to negotiated settlements on three leased MD-80 grounded aircraft.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
March 31, 2006

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline	YE 2005	2006E	2007E	YE 2007E
787-8 777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 737-700 737-500 737-300	- 18 16 10 13 41 12 99 36 63 48	- - - - 4 - - 6 - - -	- 2 - - - - - - - - -	- 20 16 10 17 41 12 105 36 63 48
Total	356	10	2	368

Regional
ERJ-145XR ERJ-145 ERJ-135	96 140 30	8 - -	- - -	104 140 30
Total	266	8	-	274

Total Count	622	18	2	642